EXHIBIT 23(b)

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
WHX Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of WHX Corporation of our report relating to the consolidated balance sheets of Handy & Harman and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, dated February 9, 1998, except as to Note 11, which is as of March 1, 1998, which report appears in the December 31, 1997 annual report on Form 10-K of Handy & Harman.




/s/ KPMG Peat Marwick LLP
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KPMG Peat Marwick LLP
New York, New York
September 24, 1998